Ex. 99.1

Sonendo, Inc. Reports Third Quarter 2024 Financial Results

LAGUNA HILLS, CA – November 12, 2024 – Sonendo, Inc. (“Sonendo” or the “Company”) (OTCQX: SONX), a leading dental technology company and developer of the GentleWave® System, today reported financial results for the third quarter ended September 30, 2024.

Recent Highlights

•
Generated $8.0 million total revenue for the third quarter of 2024 and carried over a double-digit console backlog for the third straight quarter;
•
Drove substantial increases in GAAP gross margin and adjusted gross margins (non-GAAP) to 41.2% and 42.6%, respectively, based primarily on lower manufacturing and console warranty costs;
•
Significantly reduced GAAP operating loss to $7.5 million and adjusted EBITDA (non-GAAP) loss to $5.1 million, a 57% and 54% improvement, respectively, compared to the third quarter of 2023; and
•
Significantly reduced free cash flow burn to $4.3 million, a 59% year-over-year reduction.

“We are pleased by the results we reported for the third quarter and remain encouraged by our continued successful execution of the strategic reset we embarked on earlier this year,” said Bjarne Bergheim, President and Chief Executive Officer of Sonendo. “While we are disappointed that we were not the winning bidder in the bankruptcy auction for the acquisition of Biolase, we remain committed to our customers, our shareholders and our employees. The executive team, along with our Board of Directors, continues to evaluate the various financing options and other strategic alternatives for Sonendo. We will update these important stakeholders as we make any decisions with respect to those options.”

Third Quarter 2024 Financial Results

Except as otherwise indicated, the GAAP and non-GAAP financial measures presented in this press release exclude discontinued operations associated with the Company’s divestiture of its TDO practice management software segment in March 2024.

Total revenue was $8.0 million for the third quarter of 2024, a 2% decrease compared to third quarter of 2023. GentleWave console revenue totaled $1.9 million, a 10% decrease compared to the third quarter of 2023. The Company maintains an active user base of more than 800 customers. Procedure instrument revenue totaled $5.1 million, compared to $5.1 million for the prior year quarter. Other product revenue totaled $1.1 million for the third quarter of 2024, a $0.1 million year-over-year increase.

GAAP gross margin for the third quarter of 2024 increased to 41.2%, compared to 10.8% for the third quarter of 2023. During the third quarter of 2023, the Company recorded in cost of sales a $1.3 million impairment charges of long-lived assets. Adjusted gross margin (non-GAAP) for the third quarter of 2024 was 42.6% compared to 27.8% for the prior year quarter.

Total operating expenses for the third quarter of 2024 totaled $10.1 million, a $7.3 million reduction compared to the prior year period.

Operating loss totaled $7.5 million for the third quarter of 2024, a $9.9 million reduction compared to the prior year quarter. Adjusted EBITDA (non-GAAP) loss totaled $5.1 million, a $5.9 million reduction compared to the prior year period.

Net loss from continuing operations totaled $7.5 million for the third quarter of 2024, a $9.9 million reduction compared to the prior year quarter.

Free cash flow burn (non-GAAP), which the Company defines as the sum of net cash used in operating activities and purchases of property and equipment, totaled $4.3 million for the third quarter of 2024, a $6.1 million improvement compared to the prior year quarter.

As of September 30, 2024, the Company’s cash and cash equivalents and short-term investments totaled $17.3 million, and there were $17.8 million of principal payments outstanding under its term loan facility.

Ex. 99.1

About Sonendo

Sonendo is a commercial-stage medical technology Company focused on saving teeth from tooth decay, the most prevalent chronic disease globally. Sonendo develops and manufactures the GentleWave® System, an innovative technology platform designed to treat tooth decay by cleaning and disinfecting the microscopic spaces within teeth without the need to remove tooth structure. The system utilizes a proprietary mechanism of action, which combines procedure fluid optimization, broad-spectrum acoustic energy and advanced fluid dynamics, to debride and disinfect deep regions of the complex root canal system in a less invasive procedure that preserves tooth structure. The clinical benefits of the GentleWave System when compared to conventional methods of root canal therapy include improved clinical outcomes, such as superior cleaning that is independent of root canal complexity and tooth anatomy, high and rapid rates of healing and minimal to no post-operative pain. In addition, the GentleWave System can improve the workflow and economics of dental practices.

For more information about Sonendo and the GentleWave System, please visit www.sonendo.com. To find a GentleWave doctor in your area, please visit www.gentlewave.com.

Forward Looking Statements

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, express or implied forward-looking statements relating to the Company’s anticipated business and financial performance on an on-going basis. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions; speak only as of the date they are made; and, as a result, are subject to risks and uncertainties that may change at any time. Factors that could cause the Company’s actual results to differ materially from these forward-looking statements are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances, except as may be required under applicable securities laws. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Financial Measures

Sonendo’s financial results are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). In this press release, the Company also presents various non-GAAP financial measures, including adjusted gross margin, adjusted EBITDA loss and free cash flow burn (collectively, the “Non-GAAP” measures). The following tables present reconciliations of various financial measures calculated in accordance with GAAP to those Non-GAAP measures that exclude (or, in the case of free cash flow burn, include) items specified in the tables. The GAAP measures shown in the tables below represent the most comparable GAAP measure to the applicable non-GAAP measures shown in the table. For further information regarding the nature of these exclusions or inclusions, why the Company believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company’s Current Report on Form 8-K regarding this press release filed today with the SEC available on the SEC’s website at www.sec.gov and on the “Investors” page of the Company’s website at https://investor.sonendo.com.

Investor Contact:

Gilmartin Group

Greg Chodaczek

IR@Sonendo.com

Ex. 99.1

SONENDO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,096	$14,009
Short-term investments	4,188	32,773
Accounts receivable, net	4,445	4,790
Inventory	11,487	11,074
Prepaid expenses and other current assets	508	1,969
Current assets of discontinued operations	1,000	656
Total current assets	34,724	65,271
Property and equipment, net	691	461
Operating lease right-of-use assets	2,592	2,703
Other assets	124	128
Non-current assets of discontinued operations	—	9,597
Total assets	$38,131	$78,160
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$686	$1,142
Accrued expenses	3,202	3,072
Accrued compensation	2,008	2,413
Operating lease liabilities	884	1,250
Current portion of term loan	10,800	24,900
Other current liabilities	1,535	1,844
Current liabilities of discontinued operations	—	700
Total current liabilities	19,115	35,321
Operating lease liabilities, net of current	1,570	1,423
Term loan, net of current	6,084	12,467
Other liabilities	396	530
Total liabilities	27,165	49,741
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized —10,000,000 shares; issued and outstanding - none	—	—
Common stock, $0.001 par value; authorized — 500,000,000 shares; issued and outstanding— 418,038 shares as of September 30, 2024 and 317,737 shares as of December 31, 2023	84	64
Additional paid-in-capital	462,555	458,357
Accumulated other comprehensive loss	3	11
Accumulated deficit	(451,676)	(430,013)
Total stockholders’ equity	10,966	28,419
Total liabilities and stockholders’ equity	$38,131	$78,160

Ex. 99.1

SONENDO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue, net	$8,036	$8,163	$23,397	$25,604
Cost of sales	4,726	7,279	14,970	23,227
Gross profit	3,310	884	8,427	2,377
Operating expenses:
Selling and marketing	3,642	6,954	12,858	22,628
General and administrative	4,872	7,708	13,952	20,257
Research and development	1,588	2,787	5,345	8,478
Total operating expenses	10,102	17,449	32,155	51,363
Operating loss	(6,792)	(16,565)	(23,728)	(48,986)
Interest and other expense	(744)	(884)	(3,443)	(2,202)
Loss before income tax expense	(7,536)	(17,449)	(27,171)	(51,188)
Income tax expense	—	—	—	—
Loss from continuing operations, net of tax	(7,536)	(17,449)	(27,171)	(51,188)
Income from discontinued operations, net of tax	—	469	5,508	1,147
Net loss	$(7,536)	$(16,980)	$(21,663)	$(50,041)

Other comprehensive income (net of tax):
Unrealized (loss) gain on short-term investments	5	24	(8)	55
Comprehensive loss	$(7,531)	$(16,956)	$(21,671)	$(49,986)
Net loss per share from continuing operations – basic and diluted	$(15.77)	$(37.01)	$(57.18)	$(108.93)
Net income per share from discontinued operations – basic and diluted	$—	$0.99	$11.59	$2.44
Net loss per share – basic and diluted	$(15.77)	$(36.02)	$(45.59)	$(106.49)
Weighted-average shares outstanding – basic and diluted	477,857	471,427	475,188	469,934

Ex. 99.1

SONENDO, INC.

RECONCILIATION OF GAAP TO NON-GAAP

FINANCIAL MEASURES

(unaudited; in thousands; except percentage)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Gross profit	$3,310	$884	$8,427	$2,377
Gross margin	41.2%	10.8%	36.0%	9.3%
Adjustments:
Excess and obsolete inventory reserve related to recently discontinued products	100	—	341	2,917
Impairment of long-lived assets	—	1,341	161	1,341
Stock-based compensation expense	14	44	324	262
Adjusted gross profit	$3,424	$2,269	$9,253	$6,897
Adjusted gross margin	42.6%	27.8%	39.5%	26.9%

Loss from continuing operations, net of tax	$(7,536)	$(17,449)	$(27,171)	$(51,188)
Adjustments:
Interest and other expense	744	884	3,443	2,202
Depreciation and amortization	75	402	203	1,152
Excess and obsolete inventory reserve related to recently discontinued products	100	—	341	2,917
Stock-based compensation expense	630	1,739	3,854	5,654
Impairment of long-lived assets	—	3,392	161	3,392
Transaction and financing costs related to Biolase acquisition	874	—	874	—
Adjusted EBITDA	$(5,113)	$(11,032)	$(18,295)	$(35,871)

Cash Flows
Cash flow used in operating activities	$(4,311)	$(10,216)	$(21,718)	$(36,557)
Purchases of property and equipment	—	(216)	(161)	(843)
Free cash flow (burn)	$(4,311)	$(10,432)	$(21,879)	$(37,400)